                                                                   Exhibit 10.14


                    STOCK RESTRICTION AND BUY-SELL AGREEMENT
                    ----------------------------------------


     THIS STOCK RESTRICTION AND BUY-SELL AGREEMENT is made as of the 6th day of June, 1996 by and between John C. Sloan ("Sloan"), Jorge Andrade ("Andrade"), John Funk ("Funk") and Howard Buffett ("Buffett"), and The GSI Group, Inc., a Delaware corporation (the "Corporation") (Sloan, Andrade, Funk and Buffett are hereinafter referred to individually as "Shareholder" and collectively as "Shareholders").

                                    RECITALS
                                    --------

     The Shareholders are owners and holders of all of the issued and outstanding stock of the Corporation.

     As of the date hereof, the outstanding stock of the Corporation is held as follows:


                    Name         Voting          Non-Voting
                    ----         ------          ----------
                  Sloan      1,175,000 shares  200,000 shares
                  Andrade      300,000 shares        0 shares
                  Funk         225,000 shares        0 shares
                  Buffett      100,000 shares        0 shares

     The parties hereto believe that in the interest of their continued success, it is desirable to maintain continuity in the management, policies and ownership of the Corporation, provide for the purchase of Shares upon the occurrence of certain contingencies and provide certain other agreements as more fully set forth herein.

     The Shareholders have entered into a Stock Restriction and Cross Purchase Agreement ("Cross Purchase Agreement") dated as of the date hereof relating to the purchase of the shares upon the death of any of the Shareholders. In the event of a conflict between the provisions of the Cross Purchase Agreement and the provisions of this Agreement, the Cross Purchase Agreement shall prevail with respect to such conflict.

     NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE
                                       1

                   INCORPORATION OF RECITALS AND DEFINITIONS
                   -----------------------------------------

     1.1. Incorporation of Recitals. The Recitals are incorporated herein and constitute covenants, representations and warranties of the Shareholders.

     1.2.  Definitions.  For purposes of this Agreement:

          (a) The term "and/or" shall mean one or the other or both, or any one or more or all, of the things or persons in connection with which the conjunction is used.

          (b) The term "Remaining Shareholders" shall mean the Shareholders either (i) who are not selling their Shares pursuant to Article 3 hereof; or
(ii) whose Shares are not the subject of a purchase pursuant to Article 4 hereof.

          (c) The term "Requisite Vote" shall mean: (i) at any time that there are two (2) Shareholders or less, the affirmative vote of the Shareholders owning more than fifty percent (50%) of the outstanding Shares entitled to vote, and (ii) at any time that there are three (3) or more Shareholders, the affirmative vote of the Shareholders owning more than fifty percent (50%) of the outstanding Shares entitled to vote, provided that the matter under consideration shall have also received the affirmative vote of all Shareholders owning, Shares entitled to vote, except for any one (1) Shareholder.

          (d) The term "Shares" shall mean all shares of the Corporation's common stock, whether voting or non-voting, now owned or hereafter acquired by any Shareholder, including but not limited to, newly authorized shares, shares issued out of authorized but unissued stock, shares issued or credited in connection with any stock dividend, stock split, or other capital readjustment, as well as any voting trust certificates (there being none at this date) representing any shares of stock issued by the Corporation and owned by the Shareholder which are part of any voting trust or similar agreement.

          (e) The term "Shareholders" and/or "Shareholder" shall mean Sloan, Andrade, Funk and Buffett and/or any other person or entity that at any time may become a party hereto by reason of his, her or its ownership of Shares.

                                    ARTICLE
                                       2

                             RESTRICTION ON SHARES
                             ---------------------

     2.1.  Prohibition on Transfer.  Except as (i) expressly permitted herein;
(ii) provided under a certain pledge agreement between LaSalle National Bank and the Shareholders, (the "LaSalle Pledge Agreement"), and pledge agreements between the Shareholders and each of Larry Sloan, Thomas G. Sloan and James E. Sloan (collectively, the "Sloan Pledge Agreements"); (iii) provided under the Stock Restriction and Cross Purchase Agreement dated of even date hereof among the Shareholders (the "Cross Purchase Agreement"); or (iv) provided for in the Contribution Agreement dated of even date herewith among the Shareholders (the "Contribution Agreement"), a Shareholder shall not at any time sell, pledge, hypothecate, transfer, encumber, assign, give away or in any way dispose of any Shares now owned or hereafter acquired by him, nor shall such Shares be transferable, voluntarily or involuntarily, by operation of law or otherwise, except in strict compliance with the covenants, terms and conditions set forth in this Agreement. Any attempt to do so in violation of this Agreement shall not be recognized by the Corporation and shall be null and void and of no force or effect whatsoever.

     2.2. Follow Along Rights and Obligations. Notwithstanding the restrictions set forth in Sections 2.1 or 2.4 hereof, the Shareholders owning more than fifty percent (50%) of the outstanding Shares entitled to vote ("Controlling Shareholders") may elect at any time to:

          (a) sell all, but not less than all, of their respective Shares, without first having to comply with the provisions of this Agreement, provided that:

          (i) the Shareholders, other than the Controlling Shareholders ("Noncontrolling Shareholders") shall have the right to participate in such sale on the same terms and conditions, including without limitation price, as those which pertain to the Shares being sold by the Controlling Shareholders, and

          (ii) the Controlling Shareholders shall have the right to require that the Noncontrolling Shareholders sell their Shares on the same terms and conditions, including, without limitation price, as those which pertain to the Shares being sold by the Controlling Shareholders.

          (b) cause the Corporation to register its Shares under the Securities Act of 1933, as amended, in a bona fide underwritten public offering (a "Public Offering").

     2.3. Restriction on Certificates. The Corporation shall cause to be placed on each certificate of its Shares which may now or hereafter be issued to a Shareholder (except certificates evidencing Shares sold free of the restrictions of this Agreement), a notice in the following form:

     "The shares of stock evidenced by this Certificate are subject to the terms and conditions of a certain Stock Restriction and Buy-Sell Agreement, dated June 6, 1996 ("Agreement"), between the Corporation and the Shareholders. A copy of the Agreement is on file at the offices of the Corporation, reference to all the terms and conditions thereof being hereby made. No sale or transfer of the Shares evidenced hereby may be effected, except pursuant to the terms and conditions of the Agreement."

     If such legend is placed on the reverse side rather than the face of any such certificate, there shall be placed on the face of such certificate a legend in the following form:

     "For restrictions on transfer, see notice on reverse side hereof."

     2.4. Wrongful Transfer. Subject to Sections 2.1 and 2.2 hereof, no sale, pledge, hypothecation, transfer, encumbrance, assignment, gift or other disposition by a Shareholder of any of his Shares shall be effective, unless and until: (i) he has first complied with all the provisions of this Agreement, and
(ii) such transferee shall take such Shares subject to the terms of this Agreement, shall agree in writing to become a party to this Agreement and to be bound by all of the terms, conditions and provisions hereof. If a Shareholder fails to comply with this Agreement, the Corporation shall have the right to compel such Shareholder or any transferee to transfer and deliver its Shares in accordance with the provisions of this Agreement.

     2.5. Maintenance of S Corporation Status.

          (a) Each Shareholder agrees that he or she will take all action necessary to permit the Corporation to retain its tax status an S Corporation ("S Corporation") under Subchapter S (Section 1361 et seq) of the Internal Revenue Code of 1986, as amended (the "Code"), including but not limited to, the execution and delivery of any and all consents and other documents required at any time for the continuance of S Corporation status, or required to carry out, effectuate, implement or exercise any and all other elections available to, or powers exercisable by, a corporation having elected S Corporation status. Except as otherwise specifically provided in this Agreement, the Shareholders shall not take any action which will cause the Corporation not to be taxed as an S Corporation.

          (b) Subject to the limitations of the Delaware General Corporation Law ("DGCL"), as long as the Corporation remains an S Corporation, the Shareholders agree to take all actions necessary to cause the directors of the Corporation to declare and pay to the Shareholders dividends each year in an amount not less than all federal and state income taxes, including but not limited to estimated tax payments, payable by the Shareholders each year with respect to the income of the Corporation, based upon the maximum marginal federal and state individual income tax rates applicable to any Shareholder.

          (c) Upon any transfer of the Shares permitted hereunder, the Corporation may require arrangements reasonably satisfactory to it to assure that any transferee shall take any and all action necessary to maintain the election under Section 1362(a) of the Code (including without limitation, with respect to any transfer in trust, the timely filing of an election to treat such trust as a qualified Subchapter S Trust under Section 1361(d) of the Code).

     2.6. Shareholder Approval for Significant Corporate Matters. Notwithstanding any provision contained in the Certificate of Incorporation, the By-Laws of the Corporation, any other agreement between the Shareholders and the Corporation or under the DGCL, the Requisite Vote of the Shareholders shall be required in connection with the following matters ("Significant Corporate Matters"), except as expressly provided below:

          (a) the authorization of additional Shares; provided, however, that in the event additional Shares are to be authorized in connection with a Public Offering, then such authorization shall only require the approval of the holders of more than fifty percent (50%) of the outstanding Shares entitled to vote;

          (b) the termination of the election to be treated as a S Corporation under the Code.

          (c) the acquisition or divestiture of any business segment or asset which alone, or in the aggregate, has a value in excess of $250,000, excluding, however, the sale of substantially all of the business and/or assets of the Corporation, which shall only require the approval of the holders of more than fifty percent (50%) of the outstanding Shares entitled to vote;

          (d) the adoption or approval of a stock option or equity based incentive plan for the benefit of employees of the Corporation;

          (e) the exercise by the Corporation of any call option or other right to purchase shares under any plan described in d. above; and

          (f) any amendment to the Certificate of Incorporation or By-Laws of the Corporation.

     All matters which under the DGCL, the Certificate of Incorporation or the By-Laws of the Corporation require Shareholder approval but do not involve any Significant Corporate Matters shall require the affirmative vote of the holders of more than fifty percent (50%) of the outstanding Shares entitled to vote.

                                    ARTICLE
                                       3

                   PURCHASE OF SHARES - RIGHT OF FIRST OFFER
                   -----------------------------------------

     3.1. Notice of Transfer. If a Shareholder ("Offering Shareholder") receives during his lifetime a bona fide offer ("Offer") to sell or otherwise transfer any or all of his Shares or the right to vote said Shares, or any combination thereof ("Offered Shares") to any person or entity, the Offering Shareholder shall give at least sixty (60) days prior written notice to the Corporation and the Remaining Shareholders of his intention to so transfer his Shares (the "Notice"). The Notice shall state (i) the number of Offered Shares; (ii) the name, business and residence address of the proposed transferee (the "Transferee"); (iii) whether or not the transfer is for valuable consideration and, if so, the consideration (the "Offered Price"); (iv) the date upon which the proposed transfer to the Transferee is to be consummated; and (v) all other material terms of the proposed transfer. A copy of any written agreement (whether executed or not) evidencing the Offer shall be attached to the Notice.

     3.2. Rights of First Offer. From and after the date of the Notice ("Notice Date"), the Corporation and the Remaining Shareholders shall have options to purchase the Offered Shares, upon the terms set forth in Section 3.3 hereof, exercisable in the order of priority and within the time periods set forth below:

          (a) Within thirty-five (35) days after the Notice Date (the "Corporation's Option Period"), the Corporation shall have the option to acquire all or any portion of the Offered Shares (the "Corporation's Option"). The Corporation shall exercise the Corporation's Option, if at all, by giving written notice to that effect to the Offering Shareholder and the Remaining Shareholders within the Corporation's Option Period.

          (b) Within twenty-five (25) days following the first to occur of (i) the expiration of the Corporation's Option Period without the Corporation exercising its option or (ii) the Corporation's written notice to the Offering Shareholder and the Remaining Shareholders that it will not purchase any or all of the Offered Shares (the "Remaining Shareholders' Option Period"), the Remaining Shareholders shall have the option to acquire all of the Offered Shares not being purchased by the Corporation (the "Remaining Shareholders' Option"). In the event that one or more of the Remaining Shareholders elects to purchase the Offering Shareholder's Shares, then unless otherwise agreed, each electing Remaining Shareholder must purchase that percentage of the Shares offered by the Offering Shareholder as is equal to his proportionate ownership of all of the electing Remaining Shareholders' then respective Shares. The Remaining Shareholders shall exercise the Remaining Shareholders' Option, if at all, by giving written notice to that effect to the Corporation and the Offering Shareholder within the Remaining Shareholders' Option Period.

     The exercise of the Corporation's Option and/or the Remaining Shareholders' Option must, in the aggregate, include all of the Offered Shares or the exercise of such option(s) shall be null and void.

     3.3. Purchase Price and Terms. In the event the Corporation's Option and/or the Remaining Shareholders' Option is exercised, the party(ies) exercising such option(s) shall purchase the Offered Shares at the lower of (i) the Offered Price or (ii) the Purchase Price (as hereinafter defined), upon the same terms and conditions provided in the Notice. The Closing of such purchase shall occur in the manner described in Section 7.2(a) hereof.

     3.4. Failure to Exercise the Corporation's and Remaining Shareholders' Rights of First Offer Options. Subject to the terms of Section 3.5 hereof, if the Corporation and/or the Remaining Shareholders fail to exercise their respective Options in accordance with Section 3.2 hereof to purchase in the aggregate all of the Offered Shares, the Offered Shares may be transferred to the Transferee as provided in the Notice. The effectiveness of such transfer is conditioned upon the Transferee agreeing in writing to be a party to this Agreement and to be bound by all of the terms, conditions and provisions hereof. If the transfer does not occur in accordance with the terms disclosed in the Notice, such transfer shall be automatically null and void without any further action being required on the part of the Corporation or the Remaining

Shareholders, and any attempt to transfer the Offered Shares thereafter without first complying with the terms of this Article 3 shall be deemed a wrongful transfer within the meaning of Section 2.4 hereof.

                                    ARTICLE
                                       4

                              PURCHASE OF SHARES
                              ------------------

     4.1. Purchase Upon Death of Shareholder. Upon the death of a Shareholder ("Decedent"), all of the Shares owned by the Decedent (the "Decedent's Shares"), after giving effect to the rights and obligation of the Remaining Shareholders to purchase the Decedent's Shares, as set forth in the Cross-Purchase Agreement, shall be purchased by the Corporation from the Decedent's legal representative (the "Representative") at the price and on the terms set forth in Articles 5, 6, and 7 hereof.

     4.2. Put and Call Options in the Event of Permanent Disability. Upon a Shareholder (the "Disabled Shareholder") becoming Permanently Disabled (as hereinafter defined), the Remaining Shareholders shall have an option to purchase (the "Call Option") all of the Shares owned by the Disabled Shareholder or the Disabled Shareholder's Legal Representative for a period of ninety (90) days following the Effective Date of Permanent Disability (as defined below) at the price and on the terms set forth in Articles 5, 6 and 7 hereof, which option shall be exercisable by the Remaining Shareholders within the aforesaid Remaining Shareholders' option period upon written notice to the Disabled Shareholder or the Disabled Shareholder's Legal Representative and the Corporation. In the event that more than one of the Remaining Shareholders elects to purchase the Disabled Shareholder's or the Disabled Shareholder's Legal Representative's Shares, then unless otherwise agreed by the Remaining Shareholders, each electing Remaining Shareholder must purchase only that percentage of such Shareholder's Shares as is equal to his proportionate ownership of all of the electing Remaining Shareholders' then respective Shares. If the Remaining Shareholders fail to exercise such option or indicate a desire to purchase only a portion of the Shares available for purchase, (i) the Corporation shall have a Call Option regarding, and (ii) the Disabled Shareholder or the Disabled Shareholder's Legal Representative shall have the option to cause the Corporation to purchase (the "Put Option"), such Shares as the Remaining Shareholders have elected not to purchase for a period of nine (9) months following termination of the Remaining Shareholders' option period described in this Section 4.2 at the price and on the terms set forth in Articles 5, 6 and 7 hereof, which options shall be exercisable at any time within the aforesaid option period upon written notice to the Disabled Shareholder or the Disabled Shareholder's Legal Representative and the Corporation, as the case may be. Notwithstanding the foregoing, the Put Option shall not be exercisable by the Disabled Shareholder if he is deemed Permanently Disabled by reason of his failure to submit to an examination pursuant to
Section 4.3(b) hereof.

          In the event the Disabled Shareholder or the Disabled Shareholder's Legal Representative, as the case may be, does not exercise the Put Option and the Remaining Shareholders and/or the Corporation does not exercise the Call Option, the Disabled Shareholder or the Disabled Shareholder's Legal Representative, as the case may be, shall hold the Disabled Shareholder's Shares not so purchased subject to the terms, conditions and provisions of this Agreement.

     4.3. Definition of Permanent Disability. A Shareholder shall be deemed to be "Permanently Disabled" upon the first to occur of the following events:

          (a) if by reason of injury, sickness or other incapacity he is unable, for a period of six (6) consecutive months or for six (6) months during any nine
(9) consecutive month period, to discharge his regular duties and responsibilities as an employee, officer and/or director of the Corporation. If the parties shall at any time be unable to agree on whether a Shareholder is or has been so disabled, the Corporation and the Shareholder shall promptly and jointly appoint a medical doctor or if they are unable to so agree, they shall each promptly appoint a medical doctor to make such determination, and the collective decision of such medical doctors shall be binding on all parties hereto. If such doctors are unable to agree, they shall promptly appoint a third medical doctor to make such determination, and the decision of such third medical doctor shall be binding on all parties hereto; or

          (b) the failure or refusal of a Shareholder to submit to any examination or to appoint a medical doctor pursuant to subsection (a) of this
Section 4.3 within sixty (60) days after the date on which the Shareholder receives a notice from the Remaining Shareholders to do so; or

          (c) the adjudication of such Shareholder as an incompetent or a disabled person by a court of competent jurisdiction.

     4.4 Definition of Effective Date of Permanent Disability. If a Shareholder is deemed to be Permanently Disabled pursuant to Section 4.3 hereof, then the "Effective Date of Permanent Disability" shall be the first to occur of the following:

          (a) the date upon which the examining doctor(s) shall determine that the Shareholder is Permanently Disabled; or

          (b) the sixtieth (60th) day immediately succeeding the day on which a Shareholder receives a notice from the Corporation to submit to an examination pursuant to Section 4.3(a) hereof, if the Shareholder fails or refuses to submit to such examination or fails or refuses to appoint a medical doctor; or

          (c) the sixtieth (60th) day immediately succeeding the date of the adjudication described in Section 4.3(c) hereof unless prior to the expiration of such period the adjudication has been reversed; or

          (d) the first day of the seventh (7th) consecutive month or the first day of the seventh (7th) month during any nine (9) consecutive month period of the Shareholder's inability to perform his regular duties and responsibilities as an employee, officer and/or director of the Corporation.

     4.5. Put and Call Option in Event of Termination of Employment of Shareholder. If a Shareholder's employment terminates (the "Terminating Shareholder") other than for reason of his death or his becoming Permanently Disabled, including without limitation if he is terminated for Cause (as defined below), the Remaining Shareholders shall have a Call Option to purchase all of the Shares owned by the Terminating Shareholder for a period of ninety (90) days following cessation of employment at the price and on the terms set forth in Articles 5, 6 and 7 hereof, which option shall be exercisable by the Remaining Shareholders within the aforesaid Shareholders' option period upon written notice to the Terminating Shareholder and the Corporation. In the event that more than one of the Remaining Shareholders elects to purchase the Terminating Shareholder's Shares, then unless otherwise agreed by the Remaining Shareholders, each electing Remaining Shareholder must purchase only that percentage of such Shareholder's Shares as is equal to his proportionate ownership of all of the electing Remaining Shareholders' then respective Shares. If the Remaining Shareholders fail to exercise such option or indicate a desire to purchase only a portion of the Shares available for purchase, the Corporation shall have a Call Option and the Terminating Shareholder shall have a Put Option for such Shares as the Remaining Shareholders have elected not to purchase for a period of nine (9) months following termination of the Remaining Shareholders' option period described in this Section 4.5 at the price and on the terms set forth in Articles 5, 6 and 7 hereof, which option shall be exercisable by the Corporation or the Terminating Shareholder, as the case may be, at any time within the aforesaid option period upon written notice to the Terminating Shareholder or the Corporation, as the case may be.

          In the event the Terminating Shareholder does not exercise the Put Option and the Remaining Shareholders and/or the Corporation does not exercise the Call Option, the Terminating Shareholder shall hold his Shares not so purchased subject to the terms, conditions and provisions of this Agreement.

     4.6. Definition of Cause. As used herein "Cause" shall mean: (i) commission of any dishonest act by a Shareholder in connection with his or her employment by the Corporation or any act of willful misconduct which has affected or can be reasonably expected to affect the business or reputation of the Corporation in a materially adverse manner; (ii) diversion of any material corporate opportunity of the Corporation for the Shareholder's direct or indirect benefit; or (iii) commission by the Shareholder of any wrongful act which constitutes cause for dismissal of a corporate officer or employee under applicable law. Notwithstanding the previous sentence, if "Cause" is defined in the Terminating Shareholder's Employment Agreement, the definition set forth in such Employment Agreement shall apply for purposes of this Agreement.

                                    ARTICLE
                                       5

                      DETERMINATION OF THE PURCHASE PRICE
                      -----------------------------------

     5.1. Purchase Price. The parties hereto recognize the problems relative to determining the value of the Corporation. As a result, the parties hereto agree that subject to the terms of Section 5.5 hereof, the purchase price ("Purchase Price") for each Share to be purchased pursuant to Articles 3 or 4 hereof shall be the greatest of the following amounts:

          (i) Six and 34/100 Dollars ($6.34) per Share;

          (ii) two (2) times the Book Value (as defined below) of the Corporation divided by the total number of Shares outstanding as of the date of the Decedent's death; and

          (iii) an amount equal to: (a) five (5) times the Corporation's EBITDA (as defined below), minus (b) the principal balance of the Corporation's interest bearing debt as of the date of the Decedent's death, divided by
     (c) the total number of Shares outstanding as of the date of the Decedent's death;

The Purchase Price determined in the manner set forth above shall be conclusive and binding on the parties hereto.

     5.2. Book Value. As used herein, the term "Book Value" of the Corporation means the total Shareholder's equity as reflected on the Corporation's balance sheet as of the last day of the Corporation's fiscal year immediately preceding the date of the Decedent's death, determined by the certified public accounting firm regularly engaged by the Corporation ("Public Accountants") in accordance with generally accepted accounting principles applied on a basis consistent with that of prior years and using the FIFO method of accounting for inventories. The Book Value when certified in writing by the Public Accountants shall be binding and conclusive on the Decedent's estate, the Representative and all other parties concerned.

     5.3. EBITDA. As used herein, the term "EBITDA" shall mean an amount equal to the average net income of the Corporation for the Fiscal Period (as defined below) (i) using the FIFO method of accounting for inventories; and (ii) before deducting interest, income taxes, depreciation and amortization. The term "Fiscal Period" shall mean (y) if the event (the "Event") which triggers the purchase and sale hereunder occurs during the first eight (8) months of any given fiscal year of the Corporation, the three (3) consecutive fiscal years of the Corporation immediately preceding the fiscal year in which the Event occurs, and (z) if the Event occurs during the last four (4) months of any given fiscal year of the Corporation, the three (3) consecutive fiscal years of the Corporation ending with the fiscal year in which the Event occurs.

     5.4 Changes in EBITDA Multiplier. On or about each anniversary of the date hereof, or at such other time as is agreeable to them, the Shareholders and the Corporation shall review the multiplier stated in Section 5.1(iii) hereof to determine whether or not such multiplier should be amended upon the Requisite Vote of the Shareholders and agreement by the Corporation, it being the intention of the parties that the formula accurately reflects the fair value of the Corporation based upon all relevant facts and circumstances at the time such matter is being considered.

     5.5. Purchase Price of Shares in Event of Termination of Shareholder for Cause. The Purchase Price to be paid for the Shares to be purchased upon the termination of a Shareholder for Cause (as defined in Section 4.6 hereof) shall be an amount per Share equal to the lesser of the Purchase Price determined in accordance with Section 5.1(i), (ii) or (iii) hereof.

                                    ARTICLE
                                       6

                PAYMENT OF THE PURCHASE PRICE AND OTHER MATTERS
                -----------------------------------------------

     6.1. Payment. The Purchase Price for the Shares purchased hereunder shall be paid in full in cash at the closing, except that at the option of each purchasing party, up to sixty percent (60%) of the Purchase Price may be deferred as provided herein, provided that at least forty (40%) of the Purchase Price is paid in cash at closing. Notwithstanding the foregoing, in the event the selling Shareholder is someone other than Sloan, the amount of cash to be paid to him at the closing shall not be less than the amount originally paid by such Shareholder for his Shares being sold, which for Andrade, Funk and Buffett is Six and 34/100 Dollars ($6.34) per Share.

     6.2. Promissory Note. The deferred portion of the Purchase Price shall be evidenced by a promissory note ("Note") of the purchasing party made payable to the order of the selling party. The Note shall be in the form of Exhibit "A" attached hereto and shall be dated as of the closing. Except as otherwise set forth below, the principal balance shall be paid over a time not exceeding sixty
(60) months and each installment of the principal balance shall include interest, accruing from the date of the Note, at a rate announced from time to time by the LaSalle National Bank as its prime rate (the "Interest Rate").

     6.3 Collateral. The Note shall be secured by a pledge of all of the Shares being purchased by that purchasing party. Any and all documents reasonably necessary for purposes of perfecting a security interest in all of the purchased Shares shall be executed by the purchaser including a pledge agreement containing, among other provisions, a third party escrow for the Shares, which pledge agreement shall be subordinated to the LaSalle Pledge Agreement and the Sloan Pledge Agreements. Unless and until an Event of Default (as defined in the Note) occurs, the purchaser of the Shares shall have all the rights of the owner thereof, including without limitation the right to vote and the right to receive dividends and other distributions. Following an Event of Default, the pledgee of the Shares shall have all the rights of the owner thereof, provided that any dividends or distributions made pursuant to Section 2.5(b) of this Agreement with respect to the fiscal year in which the Event of Default occurs shall be allocated among the purchaser and the pledgee of the Shares in the same proportion as the tax liability with respect to the income of the Corporation is allocated among them.

     6.4. Guaranteed Indebtedness. If at the time of a purchase of Shares pursuant to Article 4 hereof, the Corporation has outstanding indebtedness which is personally guaranteed by certain of the Shareholders ("Guaranteed Debt") (it being understood by the Shareholders that Buffett shall not at any time personally guarantee any such indebtedness), each of the Remaining Shareholders who has personally guaranteed such indebtedness agrees to use his good faith efforts to obtain the release of the selling Shareholder's personal guaranty of the Guaranteed Debt, provided that (i) such Remaining Shareholders shall not be required to offer a pledge of his residence or his spouse's guaranty in order to secure such release, and (ii) such Remaining Shareholders' actual ability to secure such release shall not be a condition of closing the sale and purchase under Article 4 hereof. Notwithstanding the foregoing, the Remaining Shareholders shall have no duty or obligation to attempt to obtain the release of a selling Shareholder who was terminated by the Corporation for Cause.

                                    ARTICLE
                                       7

                                  THE CLOSING
                                  -----------

     7.1. Location. Unless otherwise agreed by the parties, the closing of the sale and purchase of the Shares under Article 3 or 4 hereof shall take place at such location as the parties to such sale shall agree upon.

     7.2.  Time.

          (a) Article 3 Transfer. In the case of a purchase under Article 3, the closing shall take place in accordance with the terms of the Notice, provided that such closing shall not occur earlier than thirty (30) days after the expiration of (i) the Corporation's Option Period if the Corporation elects to purchase the Shares, or (ii) the Remaining Shareholders' Options Period if the Shares are to be purchased by the Remaining Shareholders in addition to or in place of the Corporation.

          (b) Article 4 Transfer.  In the case of a purchase of Shares under
Article 4, the closing shall take place: (i) within thirty (30) days after the expiration of the applicable option periods under the Cross-Purchase Agreement, or (ii) within ninety (90) days after the determination of the Purchase Price of the selling Shareholder's Shares, for purposes of Sections 4.2 and 4.5 hereof.

     7.3. Execution and Delivery of Documents. Upon the closing of the sale and purchase, the selling Shareholder and the Remaining Shareholders shall execute and deliver to each other the various documents which shall be required to carry out their undertakings hereunder including without limitation, the payment of cash and the execution and delivery of the Note and any collateral instruments.

     7.4. Resignation as Officer and/or Director. Upon the closing of the sale and purchase, the selling Shareholder shall resign as an officer and/or director of the Corporation.

                                    ARTICLE
                                       8

                            TERMINATION OF AGREEMENT
                            ------------------------

     8.1. Events Causing Termination. This Agreement and all restrictions on transfer created hereby shall terminate on the occurrence of any of the following events:

          (a) Upon the adoption of a plan of dissolution of the Corporation, provided said plan is carried out diligently and all assets remaining after payment of or provision for liabilities are distributed to the Shareholders within a reasonable time thereafter; or

          (b) The execution of a written instrument to that effect signed by Shareholders owning all of the outstanding Shares entitled to vote; or

          (c) Permanent cessation of the business of the Corporation; or

          (d) The sale of substantially all of the assets or business of the Corporation; or

          (e) A single Shareholder becoming the legal and beneficial owner of all then issued and outstanding Shares; or

          (f)  A Public Offering.

     8.2. Effect of Termination. The termination of this Agreement for any reason shall not effect any right or remedy existing hereunder prior to the effective date of such termination.

                                    ARTICLE
                                       9

                                 MISCELLANEOUS
                                 -------------

     9.1. Piggyback Registration Rights. The Corporation agrees that at any time during the term of this Agreement, if the Corporation shall seek a Public Offering, each Shareholder shall be notified and shall be entitled to elect to have included in such proposed registration, without cost or expense, such number of Shares as the underwriter for the offering shall permit; provided, however, that in the event the underwriter shall permit less than all of the Shares to be registered the number of shares included in such registration shall be reduced on a pro rata basis among the Shareholders (the "Piggy-Back Rights"). In the event of such a proposed registration, the Corporation shall furnish the Shareholders with no less than thirty (30) days written notice prior to the proposed filing of the registration statement. Such notice shall continue to be given by the Corporation to such Shareholders for each proposed registration by the Corporation until such time as all of the Shares have been registered. Such Shareholders shall exercise their Piggy-Back Rights by giving written notice within twenty (20) days of the receipt of the Corporation's notice of intention to file a registration statement.

     9.2. Replacement of Chief Executive Officer Upon the Death of Sloan. In the event of the death of Sloan at a time when Sloan shall be serving as Chief Executive Officer, the person holding the office of President at such time, shall also hold the office and assume the duties of Chief Executive Officer until the next election of officers of the Corporation.

     9.3. Board of Directors Deadlock. In the event of a deadlock of the Board of Directors, the deadlock shall be resolved by the Shareholder holding greater than fifty (50%) percent of the outstanding Shares entitled to vote; provided, however, that in the event no Shareholder holds such percentage, then the deadlock shall be resolved by submitting the issue on which the Board is deadlocked to a vote of the holders of Shares entitled to vote. In such event, each Shareholder agrees to vote his Shares in the same way as the Shareholder holding the largest percentage of Shares entitled to vote.

     9.4. Termination of Employment; Reduction in Salary of a Shareholder-Employee.

          (a) In order to terminate the employment of any Shareholder either (i) for Cause, or (ii) as a result of a disability, the Board of Directors must act by the unanimous vote of all Directors other than the Director who is the subject of the vote. In all other instances, the Requisite Vote of the Shareholders shall be required in order to terminate the employment of any Shareholder.

          (b) In no event may the annual salary of any Shareholder who is also an employee of the Corporation be reduced below the base salary stated in that Shareholder's Employment Agreement with the Corporation, without such Shareholder's express written consent.

     9.5. Approval of Certain Matters by Board of Directors. In addition to and not in limitation of any provision of the Corporation's Certificate of Incorporation, By-Laws or the DGCL, the following actions by the Corporation shall require the approval of a majority of the Board of Directors:

          (a) making any capital expenditures in any given fiscal year which, in the aggregate, exceed the budgeted amount for capital expenditures for that fiscal year as approved by the Board;

          (b) entering into operating leases in any given fiscal year which, in the aggregate, exceed the budgeted amount for operating leases for that fiscal year as approved by the Board;

          (c) removal or significant change in the duties and responsibilities of an officer who is also a Shareholder;

          (d) declaration of a stock or cash dividend;

          (e) exercise of any Call Option or other right of purchase under this Agreement;

          (f) incurring, guaranteeing or otherwise becoming liable for indebtedness for borrowed money in an amount in excess of $500,000, or any action to prepay any existing indebtedness by an amount in excess of $500,000;

          (g) the determination to change the Corporation's independent auditing firm; and

          (h) the decision to employ any person or terminate the employment of any employee of the Corporation having an annual salary of greater than $85,000.00.

     9.6. Board of Directors. The Board of Directors of the Corporation shall consist of four (4) persons. So long as each of Sloan, Andrade, Funk and Buffett is a Shareholder, he shall serve on the Board of Directors. The vacancy resulting from the death, resignation, or removal of a director shall be filled by the unanimous decision of the directors then in office. Any director elected to fill a vacancy shall have the same remaining term as that of his predecessor. At the next election, the position shall be filled by the unanimous decision of the Shareholders and until such decision is reached, that Board seat shall remain vacant.

     9.7. Effect of Improper Transfer. Except as otherwise permitted under the Cross Purchase Agreement or the Contribution Agreement, if a transfer or attempted transfer violates any provision of this Agreement or if the transferor, after the transfer, reacquires all or any portion of the transferred Shares, such transfers or attempted transfers shall be null and void and the Shares transferred or attempted to be transferred shall remain subject to this Agreement as if no transfer had been made.

     9.8. Voting of Shares. The Representative, Disabled Shareholder, Disabled Shareholder's Legal Representative, Offering Shareholder or Terminating Shareholder shall have no vote regarding any given Corporation's option to purchase Shares under this Agreement.

     9.9. Entire Agreement. Except for the Cross Purchase Agreement, the terms, conditions and covenants contained herein are the full and complete terms of the agreement between the parties hereto regarding the subject matter hereof and supersede any and all prior agreements by and among the Corporation and the Shareholders concerning the ownership, sale or other disposition of the Shares. No alterations, amendments or modifications of such terms shall be binding on the parties hereto unless reduced to writing and approved by the Requisite Vote of the Shareholders, provided that Section 5.1(i) hereof may not be amended or modified unless approved by the affirmative vote of the holders of all Shares entitled to vote.

     9.10. Binding Effect. This Agreement shall be binding not only upon the parties hereto, but upon their respective heirs, legal representatives, successors and assigns. All persons bound hereby shall execute such instruments and perform such acts as may be reasonably necessary or desirable to effectuate the terms and provisions of this Agreement.

     9.11. Adoption by Corporation. The Shareholders hereto will cause the Board of Directors to adopt appropriate minutes and resolutions recognizing, confirming, ratifying and adopting the terms of this Agreement and any amendments to the By-Laws consistent with the provisions herein.

     9.12. Reference in Will. Each Shareholder shall make reference to this Agreement in any Will or Codicil that he may hereafter execute and shall direct the executor therein to comply with all of its terms and provisions.

     9.13. Notices. Any and all notices given in connection with this Agreement shall be deemed adequately given only if in writing and personally delivered, sent by first class registered or certified mail, postage prepaid, return receipt requested; sent by telefacsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended or sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (i) the date it shall be delivered to the address required by this Agreement; (ii) the date delivery shall have been refused at the address required by this Agreement;
(iii) with respect to notices sent by mail, the date as of which the postal service shall have indicated such notice to be undelivered at the address required by this Agreement, or (iv) with respect to a telefacsimile, the date on which the telefacsimile is sent. Any and all notices referred to in this Agreement, or which any party desires to give to the other, shall be addressed as follows:

Name                          Address

To the Corporation            The GSI Group, Inc.
                              P.O. Box 20
                              Assumption, Illinois 62510
                              Attn: John C. Sloan, CEO
                              with a copy to John Funk, Executive
                              Vice President and General Counsel

To Sloan                      John C. Sloan
                              74 Allen Bend Drive
                              Decatur, Illinois 62521

To Andrade                    Jorge Andrade
                              3209 Falcon Point
                              Springfield, Illinois 62707

To Funk                       John Funk
                              777 South Monroe Street
                              Decatur, Illinois 62522

To Buffett                    Howard Buffett
                              407 Southmoreland Place
                              Decatur, Illinois 62521

with a copy of all notices    Sachnoff & Weaver, Ltd.
at the same time to:          30 South Wacker Drive
                              Suite 2900
                              Chicago, Illinois 60606
                              Attn:  Stewart Dolin, Esq.

or to such other address as the person to whom notice is to be given may have furnished to the other in writing in accordance herewith. A communication given by any other means shall be deemed duly given when actually received by the addressee.

     9.14. Specific Performance. The Shares cannot be readily purchased or sold in the open market, and for that reason, among others, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. Should any dispute arise concerning whether a proposed sale or disposition of the Shares would violate this Agreement, the parties agree that an injunction may be issued restraining any sale or disposition pending the determination of such controversy. In the event of any controversy concerning the right or obligation to purchase or sell any of the Shares, such right or obligation shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the parties may have at law, in equity or otherwise.

     9.15. Construction of Terms. Unless otherwise specifically provided, a reference to a particular "section", "Section", or "Article" shall mean the section, Section, or Article in this Agreement.

     9.16. Governing Law. This Agreement shall be interpreted, governed and construed in all respects by the internal laws of the State of Illinois, and any action commenced to enforce any of the provisions hereof shall have as its venue Christian County, Illinois.

     9.17. Payment of Legal Costs and Expenses. In the event any action is commenced to challenge or enforce the terms and provisions hereof, the party who is successful in such action based upon a final, unappealable court order, shall be reimbursed by the unsuccessful party for his fee, costs and expenses (including without limitation reasonable attorneys' and accountants' fees, costs and expenses) incurred in connection with the legal proceeding.

     9.18. Gender. Unless the context otherwise requires, any pronouns, wherever used herein, shall include the corresponding masculine, feminine or neuter pronouns and the plural shall include the singular, and vice versa.

     9.19. Headings. Article and paragraph headings are included herein solely for convenience and shall not be construed to modify or explain any of the substantive provisions hereof.

     IN WITNESS WHEREOF, the Corporation have caused this Agreement to be executed and attested by its duly authorized officers, and the Shareholders have signed their names, all on the day and year first above written.


                                        The GSI Group, Inc.



                                        By: /s/ John C. Sloan
                                            ----------------------------

                                        Title:       CEO
                                               -------------------------


                                        /s/ John C. Sloan
                                        --------------------------------
                                        John C. Sloan


                                        /s/ Jorge Andrade
                                        --------------------------------
                                        Jorge Andrade


                                        /s/ John Funk
                                        --------------------------------
                                        John Funk


                                        /s/ Howard Buffett
                                        --------------------------------
                                        Howard Buffett